Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development & Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Third Quarter of 2017

Consolidated and Pro Forma Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results[1]	Quarters Ended September 30			Nine Months Ended September 30
Excludes Garlock Sealing Technologies LLC prior to July 31, 2017	2017	2016	% Δ	2017	2016	% Δ
Net Sales	$343.7	$292.7	17.4%	$947.1	$900.8	5.1%
Segment Profit	$39.4	$33.3	18.3%	$111.0	$88.3	25.7%
Segment Margin	11.5%	11.4%		11.7%	9.8%
Net Income (Loss)	$490.2	$6.0	nm	$505.6	$(37.2)	nm
Diluted Earnings (Loss) Per Share	$22.49	$0.28	nm	$23.32	$(1.71)	nm
Adjusted Net Income[2]	$15.9	$9.3	71.0%	$35.5	$22.2	59.9%
Adjusted Diluted Earnings Per Share[2]	$0.73	$0.43	69.8%	$1.64	$1.01	62.4%
Adjusted EBITDA[2]	$51.1	$42.4	20.6%	$139.1	$116.6	19.2%
Adjusted EBITDA Margin[2]	14.9%	14.5%		14.7%	12.9%

Pro Forma Financial Information[3]	Quarters Ended September 30			Nine Months Ended September 30
Includes Garlock Sealing Technologies LLC	2017	2016	% Δ	2017	2016	% Δ
Pro Forma Net Sales[2]	$355.0	$331.1	7.2%	$1,039.9	$1,018.1	2.1%
Pro Forma Segment Profit[2]	$44.4	$38.5	15.3%	$133.0	$104.8	26.9%
Pro Forma Segment Margin[2]	12.5%	11.6%		12.8%	10.3%
Pro Forma Adjusted Net Income[2]	$18.2	$18.0	1.1%	$60.3	$48.9	23.3%
Pro Forma Adjusted EBITDA[2]	$53.6	$51.6	3.9%	$165.9	$145.0	14.4%
Pro Forma Adjusted EBITDA Margin[2]	15.1%	15.6%		16.0%	14.2%

1 Consolidated results for the third quarters and first nine months of 2017 and 2016 reflect (i) the deconsolidation of Garlock Sealing Technologies LLC (“GST”) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process (the Asbestos Claims Resolution Process, or “ACRP”) in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it, (ii) the deconsolidation of OldCo, LLC (“OldCo”), effective January 30, 2017, when it filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in furtherance of the ACRP, and (iii) the reconsolidation of GST and its subsidiaries and of OldCo effective as of July 31, 2017 upon the consummation and effectiveness of the joint plan of reorganization confirmed in the ACRP.
2 See attached schedules for adjustments and reconciliations to GAAP numbers.
3 Pro forma financial information in these tables and throughout this press release is presented as if GST and OldCo were reconsolidated with EnPro throughout the periods presented based on the consummation of the joint plan of reorganization, which was consummated on July 31, 2017. See attached unaudited condensed consolidated pro forma statements of operations.

CHARLOTTE, N.C., October 30, 2017 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three and nine-month periods ended September 30, 2017.

Business Highlights

•	We experienced strong third quarter sales and earnings performance despite several facilities being adversely impacted by hurricanes.

•	On July 31, the joint plan of reorganization was consummated and GST and related entities were reconsolidated with EnPro for financial reporting purposes.

•
As a result of the reconsolidation, consolidated financial results for the third quarter include August and September results for GST in addition to accounting adjustments made in accordance with the reconsolidation.

•
Consolidated net income reflects a $534.4 million non-cash gain recognized on the reconsolidation of GST, partially offset by a $10.1 million non-cash impairment of intangible assets associated with AT Dynamics, which was acquired in February 2015.

•
In connection with the joint plan of reorganization in the third quarter, EnPro funded $400.0 million to satisfy a significant portion of the U.S. asbestos trust obligation and $16.7 million to fully satisfy the Canadian asbestos settlement obligation. An additional $80.0 million payment to satisfy the remaining U.S. asbestos trust obligation will be made prior to July 31, 2018.

•	Capital allocation highlights:

◦	The company purchased 24,494 shares for $1.7 million in the third quarter as part of the share repurchase program that was authorized in October 2015.

◦	EnPro also announced that its Board of Directors authorized the company to repurchase up to $50 million of its common shares over a three year period of time beginning on October 28, 2017.

◦	The company paid a $0.22 per share dividend with a total value of $4.7 million.

“I am very pleased with the positive sales and earnings growth experienced in all of our segments in the third quarter. We continue to experience strengthening conditions in several of our core end markets, and our teams are executing well on their defined growth strategies,” said Steve Macadam, President and CEO. “While several of our facilities within the Sealing Products and Engineered Products segments were adversely impacted by hurricane activity in the third quarter, we are encouraged by the strong performance in both segments despite lost or deferred volumes as a result of the storms. Excluding the impact of foreign exchange translation, acquisitions, divestitures and the reconsolidation of GST on consolidated results, total company sales increased by 4.1% on a consolidated basis and 6.0% on a pro forma basis versus the third quarter of last year. Importantly, each of our segments generated year-over-year growth.”

“As we discussed when we released our second quarter results, on July 31, 2017, the joint plan of reorganization was consummated, and GST and related entities were reconsolidated with EnPro for financial reporting purposes. We are extremely excited about the completion of the ACRP and look forward to a future free of asbestos claims.”

Mr. Macadam continued, “We remain committed to our strategy to create shareholder value through earnings growth and balanced capital allocation, including disciplined investments for organic growth and innovation, strategic acquisitions, and returning capital to shareholders through dividends and share repurchases.”

Demand in semiconductor, aerospace, automotive, food & pharma, metals & mining and general industrial continued to be strong during the quarter, while demand in heavy-duty trucking and oil & gas increased modestly year-over-year. Power Systems experienced increased sales versus the third quarter of last year driven by higher aftermarket parts sales. This positive momentum was partially offset by continued softness in nuclear and industrial gas turbines. In total, acquisitions, net of divestitures, contributed 0.2% sales growth on a consolidated and pro forma basis, while foreign exchange had a positive impact of 1.0% on a consolidated basis and 1.1% on a pro forma basis.

Segment profit in the third quarter was up year-over-year on a consolidated and pro forma basis due to a variety of factors. Sealing Products’ consolidated segment profit increased from the prior year due to strong sales growth and the inclusion of two months of GST’s results, partially offset by unfavorable sales mix, slightly higher SG&A expenses, and adjustments related to the reconsolidation of GST. Sealing Products’ pro forma segment profit increased from the prior year due to strong sales growth, partially offset by unfavorable sales mix and slightly higher SG&A expenses. Engineered Products grew consolidated and pro forma segment profit compared to the same period last year as a result of higher sales and continued positive impact from cost-reduction efforts and restructuring activities that occurred throughout 2016, partially offset by increases in incentive compensation expense. Power Systems’ segment profit was higher on a consolidated and pro forma basis driven primarily by higher aftermarket sales and contract accounting adjustments for several major engine programs. Excluding the impact of acquisitions and divestitures and related costs, including a $1.5 million positive contingent purchase price adjustment in the third quarter of 2016 related to the Fabrico acquisition, foreign exchange translation, restructuring charges, and charges related to the reconsolidation, total pro forma segment profit was 14.3% higher compared to the third quarter of 2016.

The company’s average diluted share count in the third quarter of 2017 was 21.8 million shares, approximately 0.1 million more than in the same period a year ago. The increase was due to stock compensation award grants which were partially offset by share repurchases in connection with the $50 million repurchase program authorized in October 2015. During the third quarter, the company purchased 24,494 shares at a total cost of $1.7 million. Through the end of the third quarter, the company had purchased a total of 898,060 shares as part of the program, at a total investment of $47.2 million.

Outlook
“We continue to be encouraged by the positive financial performance in our Sealing Products and Engineered Products segments in the third quarter, driven by increased volumes. Additionally, in Power Systems, we expect continued improvement in the fourth quarter versus 2016 largely driven by production scheduling for key programs and increases in aftermarket parts and service. Given continued strength in a number of our markets, current macroeconomic forecasts, and customer order patterns, we are increasing guidance for 2017 adjusted EBITDA from our previous full-year range of $200 to $205 million to a revised full-year range of $207 to $212 million. This revised range includes the impact from the previously announced Qualiseal acquisition and excludes any impact of further M&A activity, changes in foreign exchange rates from the end of the third quarter, accounting adjustments associated with the reconsolidation of GST and OldCo, and any fourth quarter litigation or environmental charges,” said Mr. Macadam.

Share Repurchase Authorization
EnPro announced that its Board of Directors authorized the company to repurchase up to $50 million of its common shares over a three year period of time. Under this new authorization, which became effective on October 28, 2017, the company may repurchase shares in both open market and privately negotiated transactions. The company’s management will determine the timing and amount of the transactions based on its evaluation of market conditions, capital alternatives, and other factors. Repurchases may also be made under Rule 10b5-1 plans, which permit the company to repurchase shares when it otherwise would be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time and expires in three years.

Pro Forma Results Including Deconsolidated Subsidiaries
To aid comparisons of year-over-year data, the company has included information in this press release showing key operating metrics for EnPro and its formerly deconsolidated subsidiaries, GST and OldCo, on a pro forma reconsolidated basis. These metrics are derived from tables attached to this press release that illustrate, on a pro forma basis, total financial results for the third quarters and first nine months of 2017 and 2016 as if GST and OldCo were reconsolidated with EnPro throughout the periods presented based on consummation of the joint plan of reorganization, which was consummated on July 31, 2017. In response to requests from investors, we are providing the pro forma financial information in this release as supplemental information as it reflects the performance of all of our subsidiaries.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, October 31, at 10:00 a.m. Eastern Time to discuss third quarter 2017 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference ID number 53479823. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include adjusted net income, adjusted diluted earnings per share, pro forma adjusted net income, adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin, as well as segment adjusted EBITDA, segment adjusted EBITDA margin, pro forma segment adjusted EBITDA and pro forma segment adjusted EBITDA margin. Tables showing the effect of these non-GAAP financial measures for the third quarters and first nine months of 2017 and 2016 are attached to the release. Adjusted EBITDA anticipated for full year 2017 is calculated in a manner consistent with the presentation of adjusted EBITDA in the attached tables. Because of the forward-looking nature of this estimate of adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2016, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

APPENDICES

Highlights of Segment Results: Third Quarter of 2017

Consolidated Financial Information and Reconciliations

Introduction of Unaudited Pro Forma Financial Information

Pro Forma Financial Information and Reconciliations

Sealing Products Segment

	Quarters Ended September 30			Nine Months Ended September 30
($ Millions)	2017	2016	% Δ	2017	2016	% Δ
Consolidated Sales	$213.7	$175.3	21.9%	$584.3	$532.6	9.7%
Consolidated Segment Profit	$23.5	$23.1	1.7%	$65.0	$62.4	4.2%
Consolidated Segment Margin	11.0%	13.2%		11.1%	11.7%
Consolidated Adjusted EBITDA[1]	$40.1	$32.8	22.3%	$101.9	$92.3	10.4%
Consolidated Adjusted EBITDA Margin[1]	18.8%	18.7%		17.4%	17.3%
Pro Forma Sales[2]	$224.6	$213.1	5.4%	$673.8	$647.5	4.1%
Pro Forma Segment Profit[2]	$28.2	$27.9	1.1%	$85.3	$77.7	9.8%
Pro Forma Segment Margin[2]	12.6%	13.1%		12.7%	12.0%
Pro Forma Adjusted EBITDA1, [2]	$42.4	$41.8	1.4%	$127.9	$120.2	6.4%
Pro Forma Adjusted EBITDA Margin[1,2]	18.9%	19.6%		19.0%	18.6%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•
Consolidated and pro forma sales increased in the third quarter versus the prior year due to strength in semiconductor, aerospace, food & pharma, heavy-duty trucking, metals & mining, and general industrial, while industrial gas turbines and nuclear experienced continued headwinds. Excluding the impact of acquisitions, divestitures, foreign exchange translation, and the reconsolidation of GST on consolidated results, consolidated sales increased 1.9% and pro forma sales increased 4.5% compared to the third quarter of 2016.

•
Consolidated segment profit increased in the third quarter versus prior year as a result of sales growth and the reconsolidation of GST for two months in the quarter, partially offset by a $3.8 million fair market value inventory adjustment and a $1.7 million increase in amortization related to the reconsolidation. Pro forma segment profit increased in the third quarter versus prior year due to sales growth, partially offset by unfavorable product mix with higher semiconductor and lower nuclear and industrial gas turbines sales compared to prior year, and slightly higher SG&A costs. Excluding the impact of acquisitions and related charges, including a $1.5 million positive contingent purchase price adjustment in the third quarter of last year related to the Fabrico acquisition, divestitures, foreign exchange translation, restructuring inventory fair value charges and the reconsolidation of GST on consolidated results, consolidated segment profit decreased 3.4% and pro forma segment profit increased 6.8%.

•
Excluding the impact of acquisitions, divestitures, restructuring costs, and charges related to the reconsolidation, segment SG&A costs in the third quarter were $1.4 million higher on a pro forma basis versus the same period of 2016.

•
Several facilities in the Sealing Products segment were impacted by hurricane activity in Texas and Florida in the third quarter, and we estimate segment profit was reduced by approximately $1.5 million as a result of lost or deferred sales and cost incurred due to temporary plant closings.

Engineered Products Segment

	Quarters Ended September 30			Nine Months Ended September 30
($ Millions)	2017	2016	% Δ	2017	2016	% Δ
Consolidated Sales	$75.5	$65.7	14.9%	$226.3	$213.5	6.0%
Consolidated Segment Profit	$7.7	$2.9	165.5%	$25.4	$10.4	144.2%
Consolidated Segment Margin	10.2%	4.4%		11.2%	4.9%
Consolidated Adjusted EBITDA[1]	$11.7	$8.6	36.0%	$38.9	$28.7	35.5%
Consolidated Adjusted EBITDA Margin[1]	15.5%	13.1%		17.2%	13.4%
Pro Forma Sales[2]	$75.6	$65.8	14.9%	$226.7	$214.2	5.8%
Pro Forma Segment Profit[2]	$7.8	$3.0	160.0%	$25.6	$10.9	134.9%
Pro Forma Segment Margin[2]	10.3%	4.6%		11.3%	5.1%
Pro Forma Adjusted EBITDA1, [2]	$11.8	$8.7	35.6%	$39.2	$29.3	33.8%
Pro Forma Adjusted EBITDA Margin[1,2]	15.6%	13.2%		17.3%	13.7%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•
Sales increased in the third quarter versus the prior year due to strength in the general industrial, automotive, aerospace, and North American and European oil & gas markets. Excluding the impact of foreign exchange translation, and the reconsolidation of GST on consolidated results, consolidated sales increased 11.8% and pro forma sales increased 11.7% in the third quarter versus the same period in 2016.

•
Segment profit increased in the third quarter versus prior year as a result of higher sales and continued positive impact from cost-reduction efforts and restructuring activities that occurred throughout 2016. Excluding the impact of restructuring costs, favorable foreign exchange translation, and the GST reconsolidation, third quarter consolidated segment profit increased 67.3% and pro forma segment profit increased 64.4% from a year ago.

•
Excluding restructuring costs, segment SG&A costs in the third quarter were $1.0 million higher on a pro forma basis versus the same period of 2016. Increased SG&A costs were driven primarily by incentive compensation expense, partially offset by cost-reduction efforts completed in 2016.

•
The hurricane in Texas impacted the Engineered Products segment in the third quarter, and we estimate segment profit was reduced by approximately $0.8 million as a result of lost or deferred sales and cost incurred due to temporary plant closings.

Power Systems Segment

	Quarters Ended September 30			Nine Months Ended September 30
($ Millions)	2017	2016	% Δ	2017	2016	% Δ
Consolidated Sales	$55.4	$52.5	5.5%	$139.4	$157.2	(11.3%)
Consolidated Segment Profit	$8.2	$7.3	12.3%	$20.6	$15.5	32.9%
Consolidated Segment Margin	14.8%	13.9%		14.8%	9.9%
Consolidated Adjusted EBITDA[1]	$9.4	$8.3	13.3%	$24.1	$19.3	24.9%
Consolidated Adjusted EBITDA Margin[1]	17.0%	15.8%		17.3%	12.3%
Pro Forma Sales[2]	$55.8	$53.0	5.3%	$142.7	$159.3	(10.4%)
Pro Forma Segment Profit[2]	$8.4	$7.6	10.5%	$22.1	$16.2	36.4%
Pro Forma Segment Margin[2]	15.1%	14.3%		15.5%	10.2%
Pro Forma Adjusted EBITDA1, [2]	$9.6	$8.6	11.6%	$25.5	$20.0	27.5%
Pro Forma Adjusted EBITDA Margin[1,2]	17.2%	16.2%		17.9%	12.6%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•	Sales increased in the third quarter versus the same period last year primarily due to higher aftermarket parts revenue.

•
Segment profit was higher in the third quarter compared to the same period last year due to higher aftermarket parts revenue, lower warranty costs and a positive LIFO inventory adjustment, partially offset by lower margins on engine programs and a net $0.8 million negative adjustment for the EDF contract. The EDF contract adjustment was driven by increased production cost estimates partially offset by favorable foreign exchange in the third quarter. Excluding the impact of restructuring costs, non-EDF related favorable foreign exchange translation, and the GST reconsolidation, consolidated segment profit increased 6.0% and pro forma segment profit increased 11.5% in the third quarter from a year ago.

•	Excluding restructuring costs, segment SG&A costs in the third quarter were $0.1 million higher on a pro forma basis versus the same period of 2016.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2017 and 2016
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net sales	$343.7	$292.7	$947.1	$900.8
Cost of sales	228.5	194.1	625.8	596.7
Gross profit	115.2	98.6	321.3	304.1
Operating expenses:
Selling, general and administrative	85.7	70.9	232.7	231.7
Asbestos settlement	—	—	—	80.0
Other	11.0	2.4	15.4	10.4
Total operating expenses	96.7	73.3	248.1	322.1
Operating income (loss)	18.5	25.3	73.2	(18.0)
Interest expense	(11.2)	(14.3)	(42.2)	(41.7)
Interest income	0.9	0.3	1.0	0.7
Gain on reconsolidation of GST and OldCo	534.4	—	534.4	—
Other expense	(1.9)	(1.3)	(5.1)	(5.4)
Income (loss) before income taxes	540.7	10.0	561.3	(64.4)
Income tax benefit (expense)	(50.5)	(4.0)	(55.7)	27.2
Net income (loss)	$490.2	$6.0	505.6	$(37.2)
Basic earnings (loss) per share	$22.98	$0.28	$23.68	$(1.71)
Average common shares outstanding (millions)	21.3	21.5	21.4	21.7
Diluted earnings (loss) per share	$22.49	$0.28	$23.32	$(1.71)
Average common shares outstanding (millions)	21.8	21.7	21.7	21.7

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2017 and 2016
(Stated in Millions of Dollars)

	2017	2016
Operating activities
Net income (loss)	$505.6	$(37.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	23.5	22.8
Amortization	21.8	19.9
Gain on reconsolidation of GST and OldCo	(534.4)	—
Asbestos settlement	—	80.0
Deferred income taxes	42.6	(38.7)
Stock-based compensation	5.2	4.8
Other non-cash adjustments	13.4	0.8
Change in assets and liabilities, net of effects of acquisition, deconsolidation and reconsolidation of businesses:
Asbestos liabilities, net of insurance receivables	9.9	—
Accounts receivable, net	(22.8)	(8.3)
Inventories	0.6	2.0
Accounts payable	5.1	(17.4)
Other current assets and liabilities	0.5	(4.7)
Other non-current assets and liabilities	(6.6)	(16.1)
Net cash provided by operating activities	64.4	7.9
Investing activities
Purchases of property, plant and equipment	(23.6)	(24.6)
Payments for capitalized internal-use software	(2.6)	(3.1)
Acquisitions, net of cash acquired	(39.5)	(28.5)
Reconsolidation of GST and OldCo	41.1	—
Deconsolidation of OldCo	(4.8)	—
Capital contribution to OldCo	(45.2)	—
Other	0.4	3.7
Net cash used in investing activities	(74.2)	(52.5)
Financing activities
Proceeds from debt	503.0	303.3
Repayments of debt	(409.3)	(192.7)
Repurchase of common stock	(11.5)	(26.2)
Dividends paid	(14.3)	(13.6)
Other	(2.5)	(3.1)
Net cash provided by financing activities	65.4	67.7
Effect of exchange rate changes on cash and cash equivalents	9.0	(11.7)
Net increase in cash and cash equivalents	64.6	11.4
Cash and cash equivalents at beginning of period	111.5	103.4
Cash and cash equivalents at end of period	$176.1	$114.8
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$44.8	$39.7
Income taxes	$8.9	$26.8

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of September 30, 2017 and December 31, 2016
(Stated in Millions of Dollars)

	2017	2016
Current assets:
Cash and cash equivalents	$176.1	$111.5
Accounts receivable	247.7	208.1
Inventories	210.8	175.4
Other current assets	71.4	29.9
Total current assets	706.0	524.9
Property, plant and equipment	284.2	215.4
Goodwill	344.7	201.5
Other intangible assets	353.3	176.9
Investment in GST	—	236.9
Deferred income taxes and income tax receivable	88.8	152.6
Other assets	65.4	38.2
Total assets	$1,842.4	$1,546.4
Current liabilities:
Short-term borrowings from GST	$—	$26.2
Notes payable to GST	—	12.7
Current maturities of long-term debt	0.2	0.2
Accounts payable	111.8	102.9
Asbestos liability - current	80.0	30.0
Accrued expenses	119.7	131.0
Total current liabilities	311.7	303.0
Long-term debt	560.4	424.8
Notes payable to GST	—	283.2
Asbestos liability	—	80.0
Other liabilities	103.8	96.9
Total liabilities	975.9	1,187.9
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	343.4	346.5
Retained earnings	575.0	84.0
Accumulated other comprehensive loss	(50.8)	(70.9)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	866.5	358.5
Total liabilities and equity	$1,842.4	$1,546.4

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Nine Months Ended September 30, 2017 and 2016
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Sealing Products	$213.7	$175.3	$584.3	$532.6
Engineered Products	75.5	65.7	226.3	213.5
Power Systems	55.4	52.5	139.4	157.2
	344.6	293.5	950.0	903.3
Less intersegment sales	(0.9)	(0.8)	(2.9)	(2.5)
	$343.7	$292.7	$947.1	$900.8

Segment Profit
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Sealing Products	$23.5	$23.1	$65.0	$62.4
Engineered Products	7.7	2.9	25.4	10.4
Power Systems	8.2	7.3	20.6	15.5
	$39.4	$33.3	$111.0	$88.3

Segment Margin
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Sealing Products	11.0%	13.2%	11.1%	11.7%
Engineered Products	10.2%	4.4%	11.2%	4.9%
Power Systems	14.8%	13.9%	14.8%	9.9%
	11.5%	11.4%	11.7%	9.8%

Reconciliation of Segment Profit to Net Income (Loss)
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Segment profit	$39.4	$33.3	$111.0	$88.3
Corporate expenses	(9.7)	(6.4)	(24.3)	(21.9)
Asbestos settlement	—	—	—	(80.0)
Gain on reconsolidation of GST and OldCo	534.4	—	534.4	—
Interest expense, net	(10.3)	(14.0)	(41.2)	(41.0)
Other expense, net	(13.1)	(2.9)	(18.6)	(9.8)
Income (loss) before income taxes	540.7	10.0	561.3	(64.4)
Income tax benefit (expense)	(50.5)	(4.0)	(55.7)	27.2
Net income (loss)	$490.2	$6.0	$505.6	$(37.2)

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asset impairments, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income and
Consolidated Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Nine Months Ended September 30, 2017 and 2016
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended September 30,
	2017			2016
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income	$490.2	21.8	$22.49	$6.0	21.7	$0.28
Income tax expense	50.5			4.0
Income before income taxes	540.7			10.0
Adjustments:
Gain on reconsolidation of GST and OldCo	(534.4)			—
Impairment of ATD intangible assets	10.1			—
Environmental reserve adjustment	1.9			1.2
Restructuring costs	0.3			2.2
Fair value adjustment to acquisition date inventory	4.1			—
Acquisition expenses	0.1			—
Other	0.7			0.4
Adjusted income before income taxes	23.5			13.8
Adjusted income tax expense	(7.6)			(4.5)
Adjusted net income	$15.9	21.8	$0.73	$9.3	21.7	$0.43

	Nine Months Ended September 30,
	2017			2016
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income (loss)	$505.6	21.7	$23.32	$(37.2)	21.7	$(1.71)
Income tax expense (benefit)	55.7			(27.2)
Income (loss) before income taxes	561.3			(64.4)
Adjustments:
Asbestos settlement	—			80.0
Gain on reconsolidation of GST and OldCo	(534.4)			—
Impairment of ATD intangible assets	10.1			—
Restructuring costs	3.8			9.2
Environmental reserve adjustment	5.2			5.3
Fair value adjustment to acquisition date inventory	4.2			—
Acquisition expenses	0.7			0.8
Other	1.7			2.0
Adjusted income before income taxes	52.6			32.9
Adjusted income tax expense	(17.1)			(10.7)
Adjusted net income	$35.5	21.7	$1.64	$22.2	21.9	$1.01

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income and earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
The fair value adjustment to acquisition date inventory is reflected in cost of sales. The acquisition expenses are included in selling, general and administrative expenses, and the impairment of ATD intangible assets, restructuring costs, environmental reserve adjustment, and other are included as part of other operating expense and other expense.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 32.5%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods. In the nine months ended September 30, 2016, there was a loss attributable to common shares. There were 0.2 million potentially dilutive shares excluded from the calculation of consolidated earnings per share for the nine months ended September 30, 2016 since they were antidilutive, which are added back for the purpose of calculating adjusted net income per share for that period.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Quarters and Nine Months Ended September 30, 2017 and 2016
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$23.5	$7.7	$8.2	$39.4
Acquisition expenses*	4.2	—	—	4.2
Restructuring costs	0.5	(0.2)	—	0.3
Depreciation and amortization expense	11.9	4.2	1.2	17.3
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$40.1	$11.7	$9.4	$61.2
Adjusted segment EBITDA margin	18.8%	15.5%	17.0%	17.8%

	Quarter Ended September 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$23.1	$2.9	$7.3	$33.3
Restructuring costs	0.6	1.3	(0.1)	1.8
Depreciation and amortization expense	9.1	4.4	1.1	14.6
Adjusted segment EBITDA	$32.8	$8.6	$8.3	$49.7
Adjusted segment EBITDA margin	18.7%	13.1%	15.8%	17.0%

	Nine Months Ended September 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$65.0	$25.4	$20.6	$111.0
Acquisition expenses*	4.8	0.1	—	4.9
Restructuring costs	2.8	1.0	—	3.8
Depreciation and amortization expense	29.3	12.4	3.5	45.2
Adjusted segment EBITDA	$101.9	$38.9	$24.1	$164.9
Adjusted segment EBITDA margin	17.4%	17.2%	17.3%	17.4%

	Nine Months Ended September 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$62.4	$10.4	$15.5	$88.3
Acquisition expenses*	0.7	0.1	—	0.8
Restructuring costs	3.3	4.8	0.4	8.5
Depreciation and amortization expense	25.9	13.4	3.4	42.7
Adjusted segment EBITDA	$92.3	$28.7	$19.3	$140.3
Adjusted segment EBITDA margin	17.3%	13.4%	12.3%	15.6%

*Includes fair value adjustments to acquisition date inventory.

For a reconciliation of segment profit to net income (loss), please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Consolidated Net Income (Loss) to Consolidated
Adjusted EBITDA (Unaudited)

For the Quarters and Nine Months Ended September 30, 2017 and 2016
(Stated in Millions of Dollars)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$490.2	$6.0	$505.6	$(37.2)
Adjustments to arrive at earnings before interest, income
taxes, depreciation and amortization (EBITDA):
Interest expense, net	10.3	14.0	41.2	41.0
Income tax expense (benefit)	50.5	4.0	55.7	(27.2)
Depreciation and amortization expense	17.3	14.6	45.3	42.7
EBITDA	568.3	38.6	647.8	19.3
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Consolidated Adjusted EBITDA):
Asbestos settlement	—	—	—	80.0
Gain on reconsolidation of GST and OldCo	(534.4)	—	(534.4)	—
Impairment of ATD intangible assets	10.1	—	10.1	—
Restructuring costs	0.3	2.2	3.8	9.2
Acquisition expenses	0.1	—	0.7	0.7
Fair value adjustment to acquisition date inventory	4.1	—	4.2	0.1
Environmental reserve adjustment	1.9	1.2	5.2	5.3
Other	0.7	0.4	1.7	2.0
Consolidated adjusted EBITDA	$51.1	$42.4	$139.1	$116.6

*	Consolidated adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.875% senior notes due 2022.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies and Other Deconsolidated Subsidiaries

The historical business operations of EnPro’s subsidiaries, Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”), resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor is an inactive and insolvent indirect subsidiary of EnPro. EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process.

The financial results of GST and its subsidiaries had been included in EnPro’s consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010 until the reconsolidation described below.

On March 17, 2016, EnPro announced that it had reached a comprehensive settlement to resolve current and future asbestos claims. The settlement was reached with the court-appointed committee representing current asbestos claimants (the “GST Committee”) and the court-appointed legal representative of future asbestos claimants (the “GST FCR”) in GST’s Chapter 11 case pending before the Bankruptcy Court. Representatives for current and future asbestos claimants (the “Coltec Representatives”) against Coltec Industries Inc (“Coltec”) (another subsidiary of EnPro and, at that time, GST’s direct parent) also joined in the settlement. The terms of the settlement are set forth in the Term Sheet for Permanent Resolution of All Present and Future GST Asbestos Claims and Coltec Asbestos Claims dated March 17, 2016 among EnPro, Coltec, GST, the GST Committee, the GST FCR and the Coltec Representatives included as Exhibit 99.2 to EnPro’s Form 8-K filed on March 18, 2016. Under the settlement, the GST Committee, the GST FCR and the Coltec Representatives agreed to join GST and Coltec in proposing a joint plan of reorganization that incorporates the settlement and to ask asbestos claimants and the court to approve the plan. The joint plan of reorganization was filed with the Bankruptcy Court on May 20, 2016 and amendments to the joint plan of reorganization were filed with the Bankruptcy Court on June 21, 2016, July 29, 2016, December 2, 2016, April 3, 2017, May 14, 2017, May 19, 2017, June 8, 2017, and June 9, 2017. The joint plan of reorganization was filed as Exhibit 2.1 to the Company’s Form 8-K filed on July 31, 2017. As so modified, the joint plan of reorganization superseded all prior plans of reorganization filed by GST with the Bankruptcy Court.

The joint plan of reorganization was subject to approval by a vote in favor of the plan by asbestos claimants. The solicitation process to obtain approval of the asbestos claimants was completed successfully on December 9, 2016, with 95.85% in number and 95.80% in amount of claims held by asbestos claimants casting valid ballots voting in favor of approval of the joint plan of reorganization.

As contemplated by the comprehensive settlement, following the approval of the joint plan of reorganization by asbestos claimants, Coltec engaged in a series of corporate restructuring transactions in which all of its significant operating assets and subsidiaries, which included each of EnPro’s major business units, were distributed to a new direct EnPro subsidiary (“EnPro Holdings”). OldCo, as the successor by merger to Coltec in those transactions, retained responsibility for all asbestos claims and rights to certain insurance assets. The restructuring was completed on December 31, 2016 and, as contemplated by the joint plan of reorganization and the comprehensive settlement, OldCo filed a pre-packaged Chapter 11 bankruptcy petition with the Bankruptcy Court on January 30, 2017. Accordingly, the financial results of OldCo and its subsidiaries are not included in EnPro’s consolidated results after January 29, 2017 until the reconsolidation described below. On February 3, 2017, the Bankruptcy Court issued an order for the joint administration of the OldCo Chapter 11 proceedings with the GST Chapter 11 proceedings.

The consensual settlement includes as a condition to EnPro’s obligations to proceed with the settlement that EnPro, Coltec, GST LLC and Garlock of Canada Ltd (an indirect subsidiary of GST LLC) enter into a written agreement, to be consummated concurrently with the effective date of consummation of the joint plan of reorganization, with the Canadian provincial workers’ compensation boards (the “Provincial Boards”) resolving remedies the Provincial Boards may possess against Garlock of

Canada Ltd, GST, Coltec or any of their affiliates, including releases and covenants not to sue, for any present or future asbestos-related claim, and that the agreement is either approved by the Bankruptcy Court following notice to interested parties or the Bankruptcy Court concludes that its approval is not required. On November 11, 2016, EnPro and such subsidiaries entered into such an agreement (the “Canadian Settlement”) with the Provincial Boards to resolve current and future claims against EnPro, GST, Garrison, Coltec, and Garlock of Canada Ltd. for recovery of a portion of amounts the Provincial Boards have paid and will pay in the future under asbestos-injury recovery statutes in Canada for claims relating to asbestos-containing products. The Canadian Settlement provides for an aggregate cash settlement payment to the Provincial Boards of $(U.S.) 20 million, payable on the fourth anniversary of the effective date of the joint plan of reorganization. Under the Canadian Settlement, after the effective date of the joint plan of reorganization, the Provincial Boards will have the option of accelerating the payment, in which case the amount payable would be discounted from the fourth anniversary of the effective date of the joint plan of reorganization to the payment date at a discount rate of 4.5% per annum. On February 3, 2017, the Bankruptcy Court issued an order approving the Canadian Settlement. The Provincial Boards provided notice of their election to accelerate the payment. After application of the discount resulting from such acceleration of payment, the settlement payment of approximately $(U.S.) 16.7 million was made on August 11, 2017.

On May 15, 2017, the Bankruptcy Court announced its decision recommending that the U.S. District Court for the Western District of North Carolina (the “District Court”) confirm the joint plan of reorganization, and on June 12, 2017 the District Court issued an order confirming the joint plan of reorganization. The joint plan of reorganization has been consummated, with an effective date of 12:01 a.m. on July 31, 2017 (the “Joint Plan Effective Date”).

The joint plan of reorganization provides for the establishment of a trust (the “Trust”), which was funded (i) with aggregate cash contributions by GST LLC and Garrison of $350 million made immediately prior to the Joint Plan Effective Date, (ii) by the contribution made by OldCo immediately prior to the Joint Plan Effective Date of $50 million in cash and an option, exercisable one year after the Joint Plan Effective Date, permitting the Trust to purchase for $1 shares of EnPro common stock having a value of $20 million (with OldCo having the right to call the option for payment of $20 million in cash at any time prior to the first anniversary of the Joint Plan Effective Date, with the Trust having the right to put the option to OldCo for payment by OldCo of $20 million on the day prior to the first anniversary of the Joint Plan Effective Date and with the option terminating on the second anniversary of the Joint Plan Effective Date in return for payment to the Trust of $20 million), and (iii) by the obligations under the Joint Plan of OldCo to make a deferred contribution of $40 million in cash and of GST LLC and Garrison to make an aggregate deferred contribution of $20 million in cash no later than one year after the Joint Plan Effective Date. These deferred contributions are guaranteed by EnPro and secured by a pledge of 50.1% of the outstanding voting equity interests of GST LLC and Garrison. Under the joint plan of reorganization, the Trust has assumed responsibility for all present and future asbestos claims arising from the operations or products of GST or Coltec/OldCo. Under the joint plan of reorganization, EnPro, through its subsidiaries, retained ownership of OldCo, GST LLC and Garrison. Anchor, which has not conducted business operations for many years and had nominal assets, has been dissolved.

Pursuant to applicable accounting rules, upon and as of the Joint Plan Effective Date, the assets and liabilities of both GST and OldCo are reconsolidated into the EnPro balance sheet at their preliminary estimated fair value in accordance with authoritative guidance on business acquisitions. These estimates are subject to the final completion of the valuation process for GST and OldCo. In addition, EnPro’s consolidated financial statements include the sales, income, expenses and cash flows of both GST and OldCo beginning on the Joint Plan Effective Date.

The accompanying unaudited pro forma condensed consolidated financial information has been prepared to illustrate the effects of the reconsolidation of GST and OldCo and their respective subsidiaries with EnPro assuming the confirmation and consummation of the joint plan of reorganization and the consummation of the Canadian Settlement and is based upon the preliminary estimated fair value of assets and liabilities of GST and OldCo as of July 31, 2017 and the historical results of GST and OldCo’s operations after consideration of the adjustments to the fair value of assets and liabilities. The unaudited pro forma condensed consolidated statements of operations for the quarter and nine months ended September 30, 2017 and 2016 give effect to the reconsolidation as if it had occurred on January 1, 2016.

The unaudited pro forma condensed consolidated statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statements of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

The unaudited pro forma condensed consolidated statements of operations do not reflect certain material nonrecurring charges or credits that resulted from the transaction and will be included in EnPro’s income within the twelve months following the transaction. These items include the gain realized upon reconsolidation of GST and OldCo, a charge to income tax expense associated with the realization of an incremental net deferred tax liability associated with the reconsolidation of GST and OldCo, and increased costs of sales to be recognized with the recognition of GST’s inventory at net realizable value upon the reconsolidation.

EnPro is providing the unaudited pro forma condensed consolidated financial information in light of specific requests for such pro forma information by investors. The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of EnPro would have been had the reconsolidation of GST and OldCo occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended September 30, 2017
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
		GST and	Intercompany	Reconsolidation		Adjustments
	EnPro	OldCo	Transactions	of GST and OldCo	Pro Forma	Reference
Net sales	$343.7	$15.3	$(4.0)	$—	$355.0	(1)
Cost of sales	228.5	9.6	(4.0)	(3.7)	230.4	(1), (2)
Gross profit	115.2	5.7	—	3.7	124.6
Operating expenses:
Selling, general and administrative	85.7	3.7	—	0.8	90.2	(2), (3)
Other	11.0	(0.4)	—	(0.3)	10.3	(4)
Total operating expenses	96.7	3.3	—	0.5	100.5
Operating income	18.5	2.4	—	3.2	24.1
Interest expense	(11.2)	—	3.0	(0.7)	(8.9)	(5)
Interest income	0.9	3.1	(3.0)	—	1.0	(5)
Gain on reconsolidation of GST and OldCo	534.4	—	—	(534.4)	—	(7)
Other expense	(1.9)	(1.1)	—	1.1	(1.9)	(4)
Income before income taxes	540.7	4.4	—	(530.8)	14.3
Income tax expense	(50.5)	(3.0)	—	48.1	(5.4)	(6)
Net income	$490.2	$1.4	$—	$(482.7)	$8.9
Basic earnings per share	$22.98	N/A	N/A	N/A	$0.42
Average common shares outstanding (millions)	21.3				21.3
Diluted earnings per share	$22.49	N/A	N/A	N/A	$0.41
Average common shares outstanding (millions)	21.8				21.8

(1)	Eliminate intercompany sales of $4.0 million.
(2)
Reflects the increase in depreciation expense of $0.1 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net remaining economic life of 14.5 years. Also reflects the add-back of a $3.8 million non-recurring increase to cost of sales incurred in the third quarter associated with the step up of GST inventory to fair value upon reconsolidation.

(3)
Reflects the increase in amortization expense as a result of the fair value adjustment due to the creation of the finite-lived intangible assets. The useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which cease upon confirmation and consummation of the joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the consensual plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated statutory tax rate of 37.5% has been used for all periods presented.
(7)
Reflects elimination of the gain on reconsolidation of GST and OldCo as the transaction causing the gain is presumed to have taken place at the beginning of 2016, and the gain is a non-recurring impact of the reconsolidation.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Nine Months Ended September 30, 2017
(Stated in Millions of Dollars, Except Per Share Data)

				Effect of
			Eliminate	Reconsolidation		Pro Forma
	Consolidated	GST and	Intercompany	of GST		Adjustments
	EnPro	OldCo	Transactions	and OldCo	Pro Forma	Reference
Net sales	$947.1	$125.9	$(33.1)	$—	$1,039.9	(1)
Cost of sales	625.8	77.9	(33.1)	(3.2)	667.4	(1), (2)
Gross profit	321.3	48.0	—	3.2	372.5
Operating expenses:
Selling, general and administrative	232.7	24.5	—	5.2	262.4	(3)
Other	15.4	(23.9)	—	22.4	13.9	(4)
Total operating expenses	248.1	0.6	—	27.6	276.3
Operating income	73.2	47.4	—	(24.4)	96.2
Interest expense	(42.2)	—	20.6	(2.0)	(23.6)	(5)
Interest income	1.0	21.5	(20.6)	—	1.9	(5)
Gain on reconsolidation of GST and OldCo	534.4	—	—	(534.4)	—	(7)
Other expense	(5.1)	(5.6)	—	5.6	(5.1)	(4)
Income before income taxes	561.3	63.3	—	(555.2)	69.4
Income tax expense	(55.7)	(24.3)	—	54.0	(26.0)	(6)
Net income	$505.6	$39.0	$—	$(501.2)	$43.4
Basic earnings per share	$23.68	N/A	N/A	N/A	$2.03
Average common shares outstanding (millions)	21.4				21.4
Diluted earnings per share	$23.32	N/A	N/A	N/A	$2.00
Average common shares outstanding (millions)	21.7				21.7

(1)	Eliminate intercompany sales of $33.1 million.
(2)
Reflects the increase in depreciation expense of $0.6 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net remaining economic life of 14.5 years. Also reflects the add-back of a $3.8 million non-recurring increase to cost of sales incurred in the third quarter associated with the step up of GST inventory to fair value upon reconsolidation.

(3)
Reflects the increase in amortization expense as a result of the fair value adjustment due to the creation of the finite-lived intangible assets. The useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which cease upon confirmation and consummation of the joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the consensual plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated statutory tax rate of 37.5% has been used for all periods presented.
(7)
Reflects elimination of the gain on reconsolidation of GST and OldCo as the transaction causing the gain is presumed to have taken place at the beginning of 2016, and the gain is a non-recurring impact of the reconsolidation.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended September 30, 2016
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
			Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$292.7	$49.2	$(10.8)	$—	$331.1	(1)
Cost of sales	194.1	31.3	(10.8)	0.3	214.9	(1), (2)
Gross profit	98.6	17.9	—	(0.3)	116.2
Operating expenses:
Selling, general and administrative	70.9	10.0	—	2.3	83.2	(2), (3)
Other	2.4	0.2	—	(0.4)	2.2	(4)
Total operating expenses	73.3	10.2	—	1.9	85.4
Operating income	25.3	7.7	—	(2.2)	30.8
Interest expense	(14.3)	(0.1)	8.4	(0.7)	(6.7)	(5)
Interest income	0.3	8.5	(8.4)	—	0.4	(5)
Other expense	(1.3)	(6.8)	—	6.8	(1.3)	(4)
Income before income taxes	10.0	9.3	—	3.9	23.2
Income tax expense	(4.0)	(3.7)	—	(1.0)	(8.7)	(6)
Net income	$6.0	$5.6	$—	$2.9	$14.5
Basic earnings per share	$0.28	N/A	N/A	N/A	$0.67
Average common shares outstanding (millions)	21.5				21.5
Diluted earnings per share	$0.28	N/A	N/A	N/A	$0.67
Average common shares outstanding (millions)	21.7				21.7

(1)	Eliminate intercompany sales of $10.8 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net remaining economic life of 14.5 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which cease upon confirmation and consummation of the joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the joint plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 37.5% has been used for all periods presented.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Nine Months Ended September 30, 2016
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated		Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$900.8	$150.9	$(33.6)	$—	$1,018.1	(1)
Cost of sales	596.7	95.3	(33.6)	0.8	659.2	(1), (2)
Gross profit	304.1	55.6	—	(0.8)	358.9
Operating expenses:
Selling, general and administrative	231.7	31.3	—	6.7	269.7	(3)
Other	90.4	50.5	—	(131.2)	9.7	(4)
Total operating expenses	322.1	81.8	—	(124.5)	279.4
Operating income (loss)	(18.0)	(26.2)	—	123.7	79.5
Interest expense	(41.7)	(0.1)	25.0	(2.0)	(18.8)	(5)
Interest income	0.7	25.4	(25.0)	—	1.1	(5)
Other expense	(5.4)	(14.8)	—	14.8	(5.4)	(4)
Income (loss) before income taxes	(64.4)	(15.7)	—	136.5	56.4
Income tax benefit (expense)	27.2	5.9	—	(54.3)	(21.2)	(6)
Net income (loss)	$(37.2)	$(9.8)	$—	$82.2	$35.2
Basic earnings (loss) per share	$(1.71)	N/A	N/A	N/A	$1.62
Average common shares outstanding (millions)	21.7				21.7
Diluted earnings (loss) per share	$(1.71)	N/A	N/A	N/A	$1.61
Average common shares outstanding (millions)	21.7			0.2	21.9	(7)

(1)	Eliminate intercompany sales of $33.6 million.
(2)
Reflects the increase in depreciation expense of $0.8 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.5 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which cease upon confirmation and consummation of the joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated statutory tax rate of 37.5% has been used for all periods presented.
(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted EBITDA (Unaudited)

For the Quarters and Nine Months Ended September 30, 2017 and 2016
(Stated in Millions of Dollars)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Pro forma net income	$8.9	$14.5	$43.4	$35.2
Adjustments to arrive at pro forma earnings before interest, taxes, depreciation and amortization (pro forma EBITDA):
Interest expense, net	7.9	6.3	21.7	17.7
Income tax expense	5.4	8.7	26.0	21.2
Depreciation and amortization expense	18.7	18.6	54.8	54.9
Pro forma EBITDA	40.9	48.1	145.9	129.0
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA):
Restructuring costs	0.3	2.2	3.7	9.6
Impairment of ATD intangible assets	10.1	—	10.1	—
Acquisition expenses	0.1	—	0.7	0.8
Environmental reserve adjustment	1.9	1.2	5.2	5.3
Other	0.3	0.1	0.3	0.3
Pro forma adjusted EBITDA	$53.6	$51.6	$165.9	$145.0

The foregoing tables provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted EBITDA (Unaudited)."

Supplemental Disclosure: For the nine months ended September 30, 2017, approximately 39% of pro forma adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee our 5.875% Senior Notes due 2022.

EnPro Industries, Inc.

Reconciliation of Net Sales to Pro Forma Net Sales (Unaudited)
For the Quarters and Nine Months Ended September 30, 2017 and 2016
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2017
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$213.7	$75.5	$55.4	$(0.9)	$343.7
Adjustments:
Sales of deconsolidated entities	14.5	0.2	0.5	—	15.2
Intercompany sales	(3.6)	(0.1)	(0.1)	(0.1)	(3.9)
Pro forma net sales	$224.6	$75.6	$55.8	$(1.0)	$355.0

	Quarter Ended September 30, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$175.3	$65.7	$52.5	$(0.8)	$292.7
Adjustments:
Sales of deconsolidated entities	47.7	0.6	0.9	—	49.2
Intercompany sales	(9.9)	(0.5)	(0.4)	—	(10.8)
Pro forma net sales	$213.1	$65.8	$53.0	$(0.8)	$331.1

	Nine Months Ended September 30, 2017
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$584.3	$226.3	$139.4	$(2.9)	$947.1
Adjustments:
Sales of deconsolidated entities	119.1	1.5	5.3	—	$125.9
Intercompany sales	(29.6)	(1.1)	(2.0)	(0.4)	$(33.1)
Pro forma net sales	$673.8	$226.7	$142.7	$(3.3)	$1,039.9

	Nine Months Ended September 30, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$532.6	$213.5	$157.2	$(2.5)	$900.8
Adjustments:
Sales of deconsolidated entities	146.0	2.0	2.9	—	$150.9
Intercompany sales	(31.1)	(1.3)	(0.8)	(0.4)	$(33.6)
Pro forma net sales	$647.5	$214.2	$159.3	$(2.9)	$1,018.1

EnPro Industries, Inc.
Reconciliation of Segment Profit to Pro Forma Adjusted Segment EBITDA (Unaudited)
For the Quarters and Nine Months Ended September 30, 2017 and 2016
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$23.5	$7.7	$8.2	39.4
Segment profit of deconsolidated entities	1.8	0.1	0.2	2.1
Pro forma acquisition date inventory fair value adjustment	3.8	—	—	3.8
Pro forma depreciation and amortization adjustments (1)	(0.9)	—	—	(0.9)
Pro forma segment profit	28.2	7.8	8.4	44.4
Adjustments:
Acquisition expenses*	0.4	—	—	0.4
Restructuring costs	0.5	(0.2)	—	0.3
Depreciation and amortization expense	13.3	4.2	1.2	18.7
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$42.4	$11.8	$9.6	$63.8

	Quarter Ended September 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$23.1	$2.9	$7.3	33.3
Segment profit of deconsolidated entities	7.4	0.1	0.3	7.8
Pro forma depreciation and amortization adjustments (1)	(2.6)	—	—	(2.6)
Pro forma segment profit	27.9	3.0	7.6	38.5
Adjustments:
Restructuring costs	0.7	1.3	(0.1)	1.9
Depreciation and amortization expense	13.2	4.4	1.1	18.7
Pro forma adjusted segment EBITDA	$41.8	$8.7	$8.6	$59.1

	Nine Months Ended September 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$65.0	$25.4	$20.6	111.0
Segment profit of deconsolidated entities	22.3	0.2	1.5	24.0
Pro forma acquisition date inventory fair value adjustment	3.8	—	—	3.8
Pro forma depreciation and amortization adjustments (1)	(5.8)	—	—	(5.8)
Pro forma segment profit	85.3	25.6	22.1	133.0
Adjustments:
Acquisition expenses*	1.0	0.1	—	1.1
Restructuring costs	2.8	1.0	—	3.8
Depreciation and amortization expense	38.8	12.5	3.4	54.7
Pro forma adjusted segment EBITDA	$127.9	$39.2	$25.5	$192.6

	Nine Months Ended September 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$62.4	$10.4	$15.5	88.3
Segment profit of deconsolidated entities	22.8	0.5	0.7	24.0
Pro forma depreciation and amortization adjustments (1)	(7.5)	—	—	(7.5)
Pro forma segment profit	77.7	10.9	16.2	104.8
Adjustments:
Acquisition expenses*	0.7	0.1	—	0.8
Restructuring costs	3.7	4.9	0.4	9.0
Depreciation and amortization expense	38.1	13.4	3.4	54.9
Pro forma adjusted segment EBITDA	$120.2	$29.3	$20.0	$169.5
*Includes fair value adjustments to acquisition date inventory for acquisitions other than reconsolidation of GST and OldCo.

(1)	See notes (2) and (3) to the accompanying Pro Forma Condensed Consolidated Statements of Operations (Unaudited) for further information about these adjustments.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted Net Income (Unaudited)

For the Quarters and Nine Months Ended September 30, 2017 and 2016
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Pro forma net income	$8.9	$14.5	$43.4	$35.2
Income tax expense	5.4	8.7	26.0	21.2
Income before taxes	14.3	23.2	69.4	56.4
Adjustments:
Environmental reserve adjustment	1.9	1.2	5.2	5.3
Restructuring costs	0.3	2.2	3.7	9.6
Impairment of ATD intangible assets	10.1	—	10.1	—
Acquisition expenses	0.1	—	0.7	0.8
Other	0.3	0.1	0.3	0.3
Adjusted income before taxes	27.0	26.7	89.4	72.4
Adjusted income tax expense	(8.8)	(8.7)	(29.1)	(23.5)
Pro forma adjusted net income	$18.2	$18.0	$60.3	$48.9

The foregoing tables provide a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma net income before selected items (pro forma adjusted net income). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income and Consolidated Adjusted Diluted Earnings Per Share (Unaudited)."